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                                 CONSULTING AGREEMENT

       This Consulting Agreement ("Agreement") is made and entered into as of August 1, 1999 by and between iChargeit, a Texas corporation (the "Company"), and James Carroll, an individual ("Carroll").

       WHEREAS, Carroll's term of employment with the Company expires on October 31, 1999 pursuant to Carroll's Employment Agreement with the Company.

       WHEREAS, the parties desire to enter into a consulting agreement whereby Carroll will provide financial consulting services as an independent contractor to the Company following the termination of his employment with the Company on October 31, 1999.

       NOW THEREFORE, in consideration of the promises and representations set forth below, the parties agree as follows:

       1. SERVICES. Carroll will render such financial consulting services as the Company may request from time to time in the areas within his expertise, including advising and assisting the Company in preparing various financial documents, including but not limited to financial statements and SEC filings.

       2. COMMITMENT. The Company anticipates needing Carroll's services for approximately fifteen (15) hours per week, though the Company cannot guarantee any particular amount. The Company expects Carroll to make every reasonable effort to be available as needed. Carroll is free to render services elsewhere during this Agreement, provided this does not conflict with Carroll's duties or loyalty to the Company.

       3. TERM AND TERMINATION. This Agreement will not be for any specific term, but will commence on November 1, 1999, and continue indefinitely, with either party having the right to terminate upon written notice either immediately in the event of a breach, or upon thirty days written notice if terminated without cause.

       4. FEES. In consideration for Carroll's services, the Company will pay Carroll a fee of $25.00 per hour. All compensation will be reported on Form 1099 and Carroll agrees that he will be solely responsible for all taxes, penalties, and interest on Carroll's compensation.

       5. INDEPENDENT CONTRACTOR. Carroll acknowledges and agrees that he is working strictly as an independent contractor and not as an employee or agent of the Company. Carroll will not be authorized to enter into contracts or make any commitment on behalf of the Company.

       6. CONFIDENTIAL INFORMATION. Carroll agrees that he will safeguard and, upon termination of this Agreement, will return all Company property entrusted to him, including any files, records, or other documents. Carroll further agrees not to use or disclose any confidential information to which he is given access concerning the business of the Company.

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       7.     EXPENSE REIMBURSEMENT.  The Company shall reimburse Employee for all reasonable and properly documented business expenses incurred in connection with Employee's performance of his duties under this Agreement.

       8. NO OTHER BENEFITS. The Company shall not be responsible for payment of any other costs or expenses of Carroll, nor shall Carroll be entitled to any benefits normally provided to employees of the Company, either by law or company policy, including but not limited to, workers compensation, disability, unemployment, medical, life, or other insurance, retirement, vacation, sick leave, holiday, overtime, or for any other fringe benefits that the Company may provide to its employees from time to time.

       9. NOTICES. All notices required by this Agreement may be delivered by first class mail at the following addresses:

          To the Company:   iChargeit, Inc.
                            300 Pacific Coast Highway
                            Suite 308
                            Huntington Beach, CA  92648
                            Attention:  Chief Executive Officer

          To Employee:      Jim Carroll
                            1825 Maplehill Street
                            Yorktown, N.Y.  10598

       10. ARBITRATION. Any dispute whatsoever relating to or arising out of this Agreement or its construction, validity or enforcement shall be submitted to final and binding arbitration in Orange County, California, by and pursuant to the Rules of the American Arbitration Association. The arbitrator shall be entitled to award any relief which might be available at law or in equity, including that of a provisional, permanent or injunctive nature.

       11. AMENDMENT. This Agreement may be modified only by written agreement signed by the party against whom any amendment is to be enforced.

       12. CHOICE OF LAW. This Agreement shall be governed by the laws of the State of California.

       13. PARTIAL INVALIDITY. In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

       14. WAIVER. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach. Any of the following acts or omissions shall constitute grounds for the Company to terminate the Employee's employment pursuant to this Agreement for "cause":

                     (a) Willful misconduct by Employee causing material harm to the Company but only if Employee shall not have discontinued such misconduct within 30 days after receiving written notice from the Company describing the misconduct and stating that the Company will consider the continuation of such misconduct as cause for termination of this Agreement.

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                     (b)    Any material act or omission by the Employee
involving gross negligence in the performance of the Employee's duties to, or material deviation from any of the policies or directives of, the Company, other than a deviation taken in good faith by the Employee for the benefit of the Company;

                     (c) Any illegal act by the Employee which materially and adversely affects the business of the Company or any felony committed by Employee, as evidenced by conviction thereof, provided that the Company may suspend the Employee with pay while any allegation of such illegal or felonious act is investigated.

                     Termination by the Company for cause shall be accomplished by written notice to the Employee and shall be preceded by a written notice providing a reasonable opportunity for the Employee to correct his conduct.

       15. COMPLETE AGREEMENT. With the exceptions of the parties' Employment Agreement and the Exhibits attached thereto, this Agreement contains the entire agreement between the parties, and supersedes any and all prior and contemporaneous oral and written agreements.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

                                                 "COMPANY"

                                                 iCHARGEIT, INC.,
                                                 a Texas corporation

                                                 By:    /s/  Jesse Cohen
                                                    ---------------------------
                                                 Its:   PRESIDENT
                                                     --------------------------

                                                 "CONSULTANT"

                                                        /s/  James F. Caroll
                                                 ------------------------------
                                                 James Carroll